MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by the Baltic and International Maritime Council (BIMCO) in 1956.
Code-name

SALEFORM 1987
Revised in 1966, 1983, and 1986.

Dated: 17th June 2003

MC Canary Shipping Company Limited, Nassau, Bahamas hereinafter called the Sellers, have today sold, and

Helderberg Maritime Inc,. Monrovia, Liberia hereinafter called the Buyers, have today bought " S.A. Helderberg"

Classification: Lloyd's Register
Built: 1977	by: Chantier de France Dunkerque, France
Flag: Bahamas	Place of Registration: Nassau
Call Sign: C6SM8	Register tonnage: GT 52,615 / NT 16,879
Register IMO number: 7423029
on the following conditions:

1.         Price

Price: USD 5,3000,000 (United States Dollars fivemillionthreehundredthousand only) cash on delivery .

2.         Deposit

As a security for the correct fulfillment of this contract, the Buyers shall pay a deposit of 10%- ten per cent – of the Purchase Money within 3 (three)   banking days from the date of this
agreement has been signed on fax by all parties. This amount shall be deposited with HSBC Bank, account N.:000302139, Beneficiary: Nedship Bank NV, Rotterdam, swift address: MRMDUS33, Chips ABA: 0108, Fedwire Routing Code: 021001088, Joint account N.: 324.319.01.02  in the name of MC Canary Shipping Company Limited, Nassau, Bahamas/Helderberg Maritime Inc., Monrovia, Liberia  and held by them in a joint interest bearing  account for the Sellers and the Buyers. Interest, if any, to be credited the Buyers. Any fee charged for holding said deposit shall be borne equally by the Sellers and the Buyers.

3.         Payment

The said Purchase Money shall be paid free of bank charges to HSBC Bank, account N.:000302139, Beneficiary: Nedship Bank NV, Rotterdam, swift address: MRMDUS33, Chips ABA: 0108, Fedwire Routing Code: 021001088, account number 3236670202 MC Shipping Inc. on delivery of the vessel, but not later than three banking days after the vessel is ready for delivery and written or telexed notice thereof has been given to the Buyers by the Sellers.

4.         Inspections

The Buyers have waived their right to inspect the vessel and the vessel’s records with Lloyd’s Register for the purpose of the transaction .

5.         Place and time of delivery

The vessel shall be delivered and taken over by the Buyers safely afloat at sea or at berth/anchorage of a safe port in Sellers’ option.

Expected time of delivery: 5 th July – 15 th July 2003 in Sellers option

Date of cancelling (see clause 14): 15 th July in Buyers option

If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the vessel will be ready for delivey and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 NSF 87 (Sellers’ Default) within 2 (two) running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 2 (two) running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the agreed cancelling date.

If this agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in this clause shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under clause 14 NSF 87 (Sellers’ Default) for the vessel not being ready by the original cancelling date.

Should the vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this agreement shall be null and void.

The Sellers are to keep the Buyers updated on the vessel’s position with regard to anticipated delivery date and place, and forward to the Buyers, 10/7/5 days approximate notice of delivery and 3 days definite notice of delivery.

6.         Drydocking No drydocking or divers inspection.
’’

7.         Spares/bunkers etc.

The Sellers shall deliver the vessel to the Buyers with everything belonging to her on board if any,’’. The Bare Boat Charterers  are not required to replace spare parts and spare propeller(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Bare Boat Charterers

There are no spare parts tail-shaft or spare propeller included in the sale.

The Sellers have the right to take ashore crockery, plate, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessels, shall be excluded without compensation. ’ Master’s , Officers’ and Crew’s personal belongings including Master’s slop chest to be excluded from the sale, as well as the following additional items:

-       All broached/unbroached stores and provisions including water, ropes and other consumable stores.
-       All spare parts and spare equipment belonging to the vessel used or unused onboard.
-       Spares on order
-       Reefer container unit spare parts.
-       Power packs for reefer containers with related plugs, cords and extension cable.
-       Manuals for reefer units.
-       Log books for deck and engine, however, the Buyers to be allowed to take copies of same.
-       Unitor bottles.
-       All paints.
-       Master’s, officer’s and crew’s personal effects.
-       Slop chest.
-       Welfare equipment.
-       Pictures and paintings in the Bare Boat Charterer’s option.
-       Documents directly related to the Bare Boat Charterers / present ownership.
-       Documents which have to be returned to the authorities.
-       All forms etc. which related to the Bare Boat Charterers.
-       The vessel’s maintenance system for hull and machinery.
-      Computer software for PCs either developed by or licensed to the Bare Boat Charterers except Loadmaster computer which is included in the sale.
-      Ship’s bell, however, the Bare Boat Charterers undertake to replace the same at their cost.
-      Digital cameras and mobile telephones.
-      All hired and rented equipment.

The remaining bunkers and unused lubricating oils (broached or unbroached in tanks or drums) remaining on board at the time of delivery to remain the Bare Boat Charterer’s property.

Payment under this clause shall be made at the same time and place and in the same currency as the Purchase Money.

8.         Documentation see also clause 17

In exchange for payment of the Purchase Money the Sellers shall furnish the Buyers with legal Bill of Sale of the said vessel free from all encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised by the appropriate consul or by apostille if requested by the Buyers together with a certificate stating that the vessel is free from registered encumbrances.

. The deposit shall be placed at the disposal of the Sellers as well as the balance of the Purchase Money, which shall be paid as agreed together with payment for items mentioned in clause 7 above.

The Sellers shall, at the time of delivery, hand to Buyers all classification certificates as well as all plans etc. which are onboard the vessel. Other technical documentation which may be in the Sellers’ possession shall promptly upon the Buyers’ instructions be forwarded to the Buyers. The Sellers may keep the log books, but the Buyers to have the right to take copies of same.

Place of closing: Bahamas High Commission

9.         Encumbrances

The Sellers warrant that the vessel, at the time of delivery, is free from all encumbrances and maritime liens or any other debts whatsoever. Should any claims which have been incurred prior to the time of delivery be made against the vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims.

10.      Taxes, etc.

Any taxes, fees and expenses connected with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges connected with the closing of the Sellers’ register shall be for the Sellers’ account.

11.       Condition on delivery

The vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the conditions of this contract, she shall be delivered and taken over in strictly as is condition. . The Sellers shall notify the Classification Society of any matters coming to their knowledge prior to delivery which upon being reported to the Classification Society would lead to the withdrawal of the vessel’s class or to the imposition of a condition relating to her class.

12.       Name/markings
.

13.       Buyers’ default

Should the deposit not be paid as aforesaid, the Sellers have the right to cancel this contract, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest at the rate of 8% per annum.

Should the Purchase Money not be paid as aforesaid, the Sellers have the right to cancel this contract, in which case the amount deposited together with interest earned, if any, shall be forfeited to the Sellers. If the deposit does not cover the Sellers’ losses, they shall be entitled to claim further compensation for their losses and for all expenses together with interest at the rate of 8% per annum.

14.       Sellers’ default

If the Sellers fail to execute a legal transfer or to deliver the vessel with everything belonging to her in the manner and within the time specified herein , the Buyers shall have the right to cancel this contract in which case the deposit in full shall be returned to the Buyers together with interest at the rate of 8% per annum. The Sellers shall make due compensation for the losses caused to the Buyers by failure to execute a legal transfer or to deliver the vessel in the manner and within the time specified herein , if such are due to the proven negligence of the Sellers.

15.       Arbitration

If any dispute should arise in connection with the interpretation and fulfilment of this contract, same shall be decided by arbitration in the city of 3) London in accordance with English Law and shall be referred to a single Arbitrator to be appointed by the parties hereto. If the parties cannot agree upon the appointment of the single Arbitrator, the dispute shall be settled by three Arbitrators, each party appointing one Arbitrator, the third being appointed by 4) The London Maritime Arbitrators’ Association in London.

If either of the appointed Arbitrators refuses or is incapable of acting, the party who appointed him, shall appoint a new Arbitrator in his place.

If one of the parties fails to appoint an Arbitrator-either originally or by way of substitution- for two weeks after the other party having appointed his Arbitrator has sent the party making default notice by mail, cable or telex to make the appointment, the party appointing the third Arbitrator shall, after application from the party having appointed his Arbitrator, also appoint an Arbitrator on behalf of the party making default.
The award rendered by the Arbitration Court shall be final and binding upon the parties and may if necessary be enforced by the Court or any other competent authority in the same manner as a judgement in the Court of Justice.

This contract shall be subject to the law of the country agreed as place of arbitration.

Additional clauses 16-18 attached hereto are to form an integral part of this agreement.

For the Sellers :                                                                                  For the Buyers :

1)   The name of the Classification Society to be inserted.
2)    Notes, if any, in the Surveyor’s report which are accepted by the Classification Society without qualification are not to be taken into account.
3)   The place of arbitration to be inserted. If this line is not filled in, it is understood that arbitration will take place in London in accordance with English law.

4)   If this line is not filled in it is understood that the third Arbitrator shall be appointed by the London Maritime Arbitrators’ Association in London.

Appendix to Memorandum of Agreement code-name SALEFORM 1987 – dated 17 th June 2003
"S.A. Helderberg"

Clause 16                                        Private and Confidential

The terms of this sale are to be kept strictly private and confidential.
However, should despite the efforts of all parties involved details of the sale become known or reported to the market, neither the Sellers nor the Buyers are to have the right to withdraw from the agreement or fail to fulfil all their obligations under the agreed contract.

Clause 17                                        Delivery Documentation

It has mutually been agreed between the Sellers and the Buyers that the following documents shall be exchanged between the Sellers and the Buyers at the time of delivery of the vessel:

Sellers to provide

1.   Notarially attested copy of Minutes of separate meetings of the Board of Directors and the Shareholders of the selling company, authorising sale to the Buyers, execution of a Bill of Sale granting power of attorney; legalised by apostille under the Hague Convention or by British Consulate/High Commission.

2.   Notarially attested Power of Attorney authorising execution of the Bill of Sale (if so executed) and completion of delivery/closing formalities; legalised by apostille under the Hague Convention or by British Consulate/High Commission.

3.   Bill of Sale in Bahamas form, stating freedom from all debts, mortgages, encumbrances, maritime liens and any other claims whatsoever, in two executed originals, legalised under the Hague Convention or by British Consulate/High Commission.

4.   Official Certificate of Goodstanding of the selling company, dated no more than five working days prior to delivery and evidence of the due appointment of its present directors and officers.

5.   Clean Transcript of Registry issued by the Bahamas Maritime Authority, dated day of delivery showing the vessel to be free of all registered encumbrances.

6.   Confirmation from the Bahamas Maritime Authority issued immediately prior to delivery that the year 2003 shipping taxes have been paid in full, and that there are no other sums owing in respect of the vessel.

7.   Letter of confirmation of class issued by vessel's classification society, dated no more than three working days prior to delivery.

8.   Letter from the selling company warranting that vessel, at the time of delivery, is free from all encumbrances and maritime liens or any other debts whatsoever.

9.   Letter from the Sellers undertaking that, to the best of their knowledge, the vessel is not blacklisted by any country or entity (as provided by the MOA).

10.  Protocol of delivery and Acceptance as well as any other document required under the terms of the MOA.

11.   Commercial invoice in duplicate.

Buyers to provide

1.   Board and Shareholders' Resolution ratifying purchase and authorising named attorneys to complete all purchases documents, notarially attested and legalised.

2.   Power of Attorney authorising execution of all purchase documents, notarially attested and legalised.

3.   Such other Powers of Attorney as may be required to authorise the execution of the account documents which the Sellers' Bank may require re deposit/sale proceeds, notarially attested and legalised.

4.   Notarially attested copy constitutional documents.

5.   Recent official Certificate of Good Standing of the Buying Company.

Both parties to fax deliver each other copies of above documents at least four working days prior to delivery.

Clause 18                                        Bare Boat C/P

Buyers have approved the existing BB C/P dated 5 th April 2002 as well as Side Agreement of the same date.

For the Sellers:                                         For the Buyers: